As Filed with the Securities and Exchange Commission on December 6, 2007
Registration No. 333-137825
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
Under the
SECURITIES ACT OF 1933

EMULEX CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	51-0300558 (IRS Employer Identification No.)

3333 Susan Street Costa Mesa, California (Address of Principal Executive Offices)	92626 (Zip Code)
SIERRA LOGIC, INC. 2001 STOCK OPTION PLAN
(Full Title of the Plan)
JAMES M. MCCLUNEY
Chief Executive Officer and President
EMULEX CORPORATION
3333 Susan Street
Costa Mesa, California 92626
(Name and Address of Agent for Service)
(714) 662-5600
(Telephone number, including area code, of agent for service)

Copies of Communications to:

RANDALL WICK Vice President and General Counsel EMULEX CORPORATION 3333 Susan Street Costa Mesa, California 92626 (714) 662-5600 Fax: (714) 641-0172	ROBERT M. STEINBERG, Esq. JEFFER, MANGELS, BUTLER & MARMARO LLP 1900 Avenue of the Stars, Seventh Floor Los Angeles, California 90067 (310) 203-8080 Fax: (310) 203-0567

EXPLANATORY STATEMENT
SIGNATURES

EXPLANATORY STATEMENT
     Emulex Corporation (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on October 5, 2006, File No. 333-137825 (the “2006 Form S-8”), with respect to shares of the Registrant’s common stock, par value $0.10 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Sierra Logic, Inc. 2001 Stock Option Plan (the “Sierra Plan”), which plan was assumed by the Registrant in connection with the acquisition of Sierra Logic, Inc., a Delaware corporation, on October 2, 2006. A total of 570,179 shares of Common Stock relating to the Sierra Plan were registered for issuance under the Sierra Plan pursuant to the 2006 Form S-8.
     On December 1, 2005, the shareholders of the Registrant approved the Emulex Corporation 2005 Equity Incentive Plan (the “2005 Plan”) and on November 15, 2007, the shareholders of the Registrant approved an amended and restated version of the 2005 Plan. No future awards will be made under the Sierra Plan. According to the terms of the 2005 Plan, as amended, any shares subject to outstanding awards under the Registrant’s former stock option plans, including the Sierra Plan, that expire, are cancelled, forfeited or terminate without having been exercised in full are available for issuance under the 2005 Plan. As of December 4, 2007, the total number of shares of Common Stock subject to awards that have expired, been cancelled, forfeited or terminated under the Sierra Plan and not yet registered under the 2005 Plan, is 21,068 (the “Carryover Shares”). Those 21,068 shares are hereby deregistered. The 2006 Form S-8 otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.
     Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 to register shares of Common Stock now available for offer or sale pursuant to the 2005 Plan, including but not limited to the Carryover Shares.
     In accordance with Rule 457(p) of the Securities Act of 1933, as amended, and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement is hereby filed (i) to reallocate the Carryover Shares from the Sierra Plan to the 2005 Plan, and (ii) to carry over the registration fees paid for the 21,068 Carryover Shares that were previously registered from the 2006 Form S-8 to the Registration Statement on Form S-8 for the 2005 Plan that is filed contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement.
     There may be shares of Common Stock registered in connection with the Sierra Plan that are represented by awards under the Sierra Plan that are forfeited, expire, are cancelled or terminate without delivery of shares, or otherwise result in the return of shares to the Registrant. The Registrant intends to periodically file additional post effective amendments to the 2006 Form S-8, and additional Registration Statements on Form S-8, carrying forward such shares for issuance in connection with the 2005 Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 5th day of December, 2007.

EMULEX CORPORATION
By:	/s/ James M. McCluney
James M. McCluney, Chief Executive Officer and President

SIGNATURE	TITLE	DATE

/s/ James M. McCluney JAMES M. MCCLUNEY	Chief Executive Officer, President and Director (Principal Executive Officer)	December 5, 2007

/s/ Paul F. Folino PAUL F. FOLINO	Executive Chairman of the Board and Director	December 5, 2007

/s/ Fred B. Cox FRED B. COX	Chairman Emeritus of the Board and Director	December 5, 2007

/s/ Michael J. Rockenbach MICHAEL J. ROCKENBACH	Chief Financial Officer (Principal Financial Officer and Accounting Officer)	December 5, 2007

/s/ Michael P. Downey MICHAEL P. DOWNEY	Director	December 5, 2007

/s/ Bruce C. Edwards BRUCE C. EDWARDS	Director	December 5, 2007

/s/ Robert H. Goon ROBERT H. GOON	Director	December 5, 2007

/s/ Don M. Lyle DON M. LYLE	Director	December 5, 2007

/s/ Dean A. Yoost DEAN A. YOOST	Director	December 5, 2007